EXHIBIT 4.20

TEAM MEMBER OTHER STOCK UNIT AWARD GRANT NOTICE AND AWARD AGREEMENT

Congratulations! As a key leader in our business, you are in a position to have significant influence on the outcomes that affect our guests and Pinnacle Entertainment, Inc. (the “Company” or “Pinnacle”). I am pleased to inform you that, in recognition of the role you play in our collective success, you have been granted a restricted stock unit award (or “Other Stock Unit Award”). This award is subject to the terms and conditions of the following Other Stock Unit Award Agreement, which is in all events the governing document for your award. The details of this award are indicated below.

Grantee:
Date of Grant:
Covered Shares of Common Stock:
Vesting Commencement Date:

Restricted stock units can be a great opportunity for individual wealth creation. As our Company becomes more valuable through management running the business better and through growth opportunities, the value or price of a share of the Company’s common stock should increase. Through your efforts and the efforts of your colleagues, you have the ability to help increase the value of our Company for all shareholders.

Thank you for all you do each and every day as a leader and owner of the Company. Our focus on driving profitable revenues, eliminating non-value added expense and investing our capital prudently is collectively building a much stronger Pinnacle. We are establishing a balanced portfolio of properties as we continue to grow nationally and internationally, and are well on our way to becoming the BEST CASINO ENTERTAINMENT COMPANY IN THE WORLD.

It is an exciting time to be part of Pinnacle Entertainment!

Anthony Sanfilippo

Chief Executive Officer

1

THIS OTHER STOCK UNIT AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), the “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between the Company, and the individual (the “Grantee”) set forth on the Grant Notice.

The Compensation Committee (the “Committee”) has determined that it is to the advantage and best interest of the Company to grant to the Grantee this Award of Other Stock Units (the “Award”) covering the number of shares of the Common Stock of the Company (the “Shares”) set forth on the Grant Notice.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

1. Acceptance of Agreement. Grantee has reviewed this Agreement, and all provisions of the Agreement. By electronically accepting this Award according to the instructions provided by the Company’s designated broker, Grantee agrees that this electronic contract contains Grantee’s electronic signature, which Grantee has executed with the intent to sign this Agreement, and that this Award is granted under and governed by the terms and conditions of this Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to this Agreement.

2.	Adjustments Upon Changes in Capitalization, Etc.

2.1. Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to this Award as the Board of Directors (or the Committee), in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under this Award and in the number, class and kind and subject to this Award (including, if the Board of Directors (or the Committee) deems appropriate, the substitution of similar restricted stock units of, or other awards denominated in the shares of, another company) as the Board of Directors (or the Committee) may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to this Award shall always be a whole number.

2.2. Corporate Transaction. Upon the happening of a “Change of Control” of the Company (within the meaning of the Employment Agreement), the Company may, in its sole discretion, do one or more of the following: (i) accelerate the vesting of this Award; (iii) arrange to have the surviving or successor entity or any parent entity thereof assume this Award or grant a replacement award of restricted stock units in either case with appropriate adjustments in the number and kind of securities issuable upon adjustments so that this Award or its replacement represents the right to receive the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such transaction with respect to or in exchange for the number of Shares purchasable and receivable upon vesting of this Award had such vesting occurred in full prior to such transaction; or (iv) (A) to the extent this Award is vested (including, if applicable, any acceleration of vesting as contemplated in clause (ii) above), cancel this Award upon payment to Grantee of an amount that is the equivalent of the excess of the fair market value of the Shares (at the effective time of the change in control), such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Board of Directors (or the Committee), in its discretion, shall determine and (B) to the extent this Award is not vested, either cancel this Award upon a payment to Grantee in the manner set forth in clause (iv)(A) of this sentence, or arrange for the assumption of this Award in the manner set forth in clause (iii) of this sentence, in the sole discretion of the Company.

3. Vesting. The Other Stock Unit Award shall vest in four equal annual installments on first, second, third and fourth anniversaries of the Vesting Commencement Date (each a “Vesting Date”); provided, however, that if the employment of the Grantee is terminated for Cause before the transfer of the Shares to the Grantee as provided in Section 4, the Other Stock Units shall never vest, but shall be forfeited in full. The Grantee’s Continuous Status as an Employee, Director or Consultant on each Vesting Date shall be the sole consideration for the Other Stock Unit Awards.

4. Settlement and Transfer of Shares. This Award shall be settled by the Company by the issuance of Shares on the Vesting Dates (each a “Settlement Date”), and delivery of such Shares on the following business day; provided, however, that if the Grantee’s Continuous Status as an Employee, Director or Consultant terminates for any reason prior to the Settlement Date so as to constitute a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), the Award shall be settled on the 90th day following such separation from service. Any issuance of Shares shall be made only in whole Shares, and any fractional shares shall be distributed in an equivalent cash amount. Such distributed Shares shall be registered in the name of the Grantee (or if applicable, the Beneficiaries of the Grantee) and distributed to the Grantee (or if applicable, the Beneficiaries of the Grantee) on the distribution date(s) described above.

5. General.

5.1. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

5.2. Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Award and the parties hereto shall act in all matters as if the Grantee was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.

5.3. No Employment Rights. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Grantee or contract for the Grantee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Grantee or cease contracting for the Grantee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Grantee and the Company or any of its subsidiaries.

5.4. Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital stock was distributed.

5.5. No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

5.6. Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

5.7. No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his, her or its rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

5.8. Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

5.9. Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

5.10. Arbitration.

5.10.1. General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 5.10 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Las Vegas, Nevada.

5.10.2. Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of the Grantee, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock incentives and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

5.10.3. Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

5.10.4. Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless the Grantee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

5.10.5. Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

5.11. Section 409A. This Grant of Other Stock Unit Awards shall be interpreted in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”).

In the event that any compensation with respect to the Grantee’s separation from service is “deferred compensation” within the meaning of Section 409A, the stock of the Company or any affiliate is publicly traded on an established securities market or otherwise, and the Grantee is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, transfer of the Shares covered by vested Other Stock Unit Awards shall be delayed as required by Section 409A. Such delay shall last six months from the date of the Grantee’s separation from service, except in the event of Executive’s death. For all purposes of the Award, references herein to “termination” of Continuous Status as an Employee, Director or Consultant or other terms of similar import shall in each case mean and require a “separation from service” within the meaning of Section 409A. Grantee shall have no right directly or indirectly to designate the taxable year of payment. Until the transfer of Shares under Section 4 hereof, the Other Stock Unit Awards shall represent only an unsecured and unfunded promise to deliver the Shares in the future, and the rights of the Grantee against the Company shall be only those of an unsecured creditor.

5.12. Withholding Taxes. The Company has the right to take whatever steps the Company deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements, and the Company’s obligations to deliver shares of Common Stock upon the settlement of this Award will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the settlement of this Award, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Grantee, or to require the Grantee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the shares issued on such exercise. Without limiting the generality of the foregoing, the Committee in its discretion may authorize the Grantee to satisfy all or part of any withholding tax liability by (a) having the Company withhold from the shares of Common Stock which would otherwise be issued on the settlement of an Award that number of shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability, or (b) by delivering to the Company previously-owned and unencumbered shares of the Common Stock having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability.

5.13. Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

5.14. Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

5.15. Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Award, the prospectus related to the Award, the Company’s annual reports or proxy statements by electronic means or to request Grantee’s consent to participate by electronic means. Grantee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agrees to participate through any online or electronic system established and maintained by the Company or another third party designated by the Company.

5.16. Data Privacy. Grantee agrees that all of Grantee’s information that is described or referenced in this Agreement may be used by the Company, its affiliates and the designated broker and its affiliates to administer this Award.

5.17. Acknowledgments of Grantee. Grantee has reviewed this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Agreement and, by accepting the Notice of Grant, acknowledges and agrees to all of the provisions of this Agreement.

5.18. Complete Agreement. The Grant Notice and this Agreement constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

5.19. Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.